AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Leading Brands, Inc. (the “Company”). This audit committee charter specifies the scope of authority and responsibility of the Committee. The principal function of the Committee is to represent and assist the Board in fulfilling its oversight responsibilities primarily by:

a)	overseeing management’s conduct of the accounting, financial, and external reporting process and system of internal financial and accounting controls;

b)	selecting, retaining and monitoring the independence, qualifications and performance of the Company’s external auditors, including overseeing the audits of the Company’s financial statements and approving any non-audit services; and

c)	overseeing the performance of the Company’s internal audit function.

In fulfilling its purpose, it is the responsibility of the Committee to provide an avenue for communication among the external auditors, management and the Board.

Composition

a)	The Committee shall be appointed by the Board annually and shall consist of at least three independent directors. Each member of the Committee shall be financially literate, and at least one member shall be an “audit committee financial expert”, as defined by the Securities and Exchange Commission (“SEC”). The Committee shall designate one of its members as chairperson. Independence and financial literacy will be determined with reference to the applicable legislation and, at a minimum, will not include officers or employees of the Company or an affiliate of the Company.

b)	No member of the Committee shall be employed or otherwise affiliated with the Company’s independent auditors.

c)	No member of the Committee shall have participated in the preparation of the financial statements of the Company or its subsidiaries during the past three years.

d)	Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

e)	Committee members shall be entitled to receive such remuneration for acting as members of the Committee as the Board may from time to time determine.

Meetings

a)	The Committee shall meet as frequently as circumstances dictate, but not less than four times per year, in person or by telephone.

b)	The majority of the members of the Committee shall constitute a quorum.

c)	The external auditor of the Company will be given reasonable notice of all meetings of the Committee and has the right to appear before the Committee at each meeting.

d)	The Committee may invite members of management or others to attend its meetings.

e)	The Committee shall meet separately, periodically, with management and with the external auditors.

f)	On request of the external auditor, the chairperson of the Committee must convene a meeting to consider any matter that the external auditor believes should be brought to the attention of the Company’s shareholders or directors.

g)	Actions may be taken by unanimous written or electronic consent.

Responsibilities

The Committee’s principal responsibility is one of oversight. The members of the Committee are not full-time employees of the Company. The Company’s management is responsible for the preparation of the financial statements, and the external auditors are responsible for the audit of those financial statements in accordance with applicable auditing standards and laws and regulations. The role of the Committee does not include the provision of any expert or special assurance as to the accuracy or completeness of the Company’s financial statements or any professional certification as to the quality or adequacy of the outside auditors’ work.

The Committee shall have the following responsibilities:

a)	make recommendations to the Board and the shareholders regarding retaining and terminating the Company’s independent external auditors;

b)	pre-approve all audit and permitted non-audit services and fees;

c)	review significant new, or changes to existing, accounting, financial, external reporting, and asset-safeguarding policies and practices;

d)	review the proposed scope of the audit for adequacy of coverage;

e)	oversee the conduct of the audit and review the results of the audit with the external auditors, including any audit problems or difficulties, and management’s response;

f)	review and discuss with management and the external auditors the Company’s annual audited and quarterly financial statements and MD&A, and recommend to the Board for approval, prior to public disclosure;

g)	review and discuss earnings press releases and other public disclosures containing financial information, as appropriate;

h)	oversee the Company’s compliance systems with respect to legal and regulatory requirements;

i)	review, discuss, and periodically assess the adequacy and effectiveness of the Company’s internal controls, - and the Company’s disclosure controls and procedures;

j)	establish and oversee procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

k)	review and discuss the Company’s practices with respect to risk assessment and risk management;

l)	review and approve all “related party transactions”, as defined in applicable NASDAQ rules;

m)	evaluate, at least annually, the independence of the external auditor;

n)	review and assess the adequacy of this Charter and the performance of the Committee on an annual basis, and recommend any appropriate changes to the Board; and

o)	undertake such additional responsibilities as from time to time may be delegated to it by the Board, or required by legislation.

Reports

The Committee will report to the Board regularly with respect to its activities and its recommendations.

The Committee will prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

The Committee will prepare the reports required by the rules of the BC Securities Commission and Nasdaq regarding the independence of the external auditor.

Outside Advisors

The Committee shall have the resources and authority to retain independent legal, accounting or other advisors as it deems appropriate to assist it in the performance of its functions.